Exhibit 99.1

Dana Completes $375 Million in Senior Notes Offering

MAUMEE, Ohio, May 31, 2016/PRNewswire/ – Dana Holding Corporation (NYSE: DAN) (“Dana”) today announced that its wholly owned subsidiary, Dana Financing Luxembourg S.à r.l. (the “Issuer”), has closed its previously announced offering of $375 million of 6.500% Senior Notes due 2026 (the “2026 Notes”). In connection with the issuance of the 2026 Notes, the Issuer entered into a U.S. dollar–Euro swap, which has effectively fixed the interest cost to Dana on the 2026 Notes at 5.14%. The 2026 Notes are fully and unconditionally guaranteed by Dana. Dana intends to use the proceeds from the offering to redeem all of its outstanding 6.750% Notes due 2021, to pay related fees and expenses and for general corporate purposes, which may include repayment of indebtedness.

Forward-Looking Statements

Certain information contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” “feels,” “strives,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “strategy,” “goal,” “aspiration,” “outcome,” “remain,” “maintain,” “trend,” “objective,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

About Dana Holding Corporation

Dana is a world leader in the supply of highly engineered drivetrain, sealing, and thermal-management technologies that improve the efficiency and performance of vehicles with both conventional and alternative-energy powertrains. Serving three primary markets—passenger vehicle, commercial truck, and off-highway equipment—Dana provides the world’s original-equipment manufacturers and the aftermarket with local product and service support through a network of nearly 100 engineering, manufacturing, and distribution facilities. Founded in 1904 and based in Maumee, Ohio, the company employs more than 23,000 people in 25 countries on six continents. In 2015, Dana generated sales of nearly $6.1 billion.

Investor Contact	Media Contact
Craig Barber	Jeff Cole
419.887.5166	419.887.3535
craig.barber@dana.com	jeff.cole@dana.com